Exhibit 99.1

Item 6.	Selected Financial Data

We derived the selected historical consolidated financial data presented below for the years ended December 31, 2008, 2007, and 2006 from our audited consolidated financial statements and related notes included elsewhere in this filing. We derived the selected historical consolidated financial data presented below for the years ended December 31, 2005 and 2004, as adjusted for discontinued operations, from our consolidated financial statements and related notes included in our Form 10-K for the year ended December 31, 2005. You should refer to Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations, and the notes to our accompanying consolidated financial statements for additional information regarding the financial data presented below, including matters that might cause this data not to be indicative of our future financial position or results of operations. In addition, you should note the following information regarding the selected historical consolidated financial data presented below:

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Certain previously reported financial results have been reclassified to conform to the current year presentation. Such reclassifications primarily relate to one hospital and one gamma knife radiosurgery center we identified in 2008 that qualified under Financial Accounting Standards Board (“FASB”) Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, to be reported as assets held for sale and discontinued operations. In addition, during the first quarter of 2009, we terminated the leases associated with certain properties and now include these properties and their results of operations in discontinued operations. We reclassified our consolidated balance sheets as of December 31, 2008, 2007, 2006, 2005, and 2004 to show the assets and liabilities of these qualifying facilities and properties as held for sale. We also reclassified our consolidated statements of operations for the years ended December 31, 2008, 2007, 2006, 2005, and 2004 to show the results of these qualifying facilities and properties as discontinued operations.

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On January 1, 2009, we adopted FASB Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51. In accordance with FASB Statement No. 160, we reclassified our noncontrolling interests (formerly known as “minority interests”) as a component of equity and now report net income or loss and comprehensive income or loss attributable to our noncontrolling interests separately from net income or loss and comprehensive income or loss attributable to HealthSouth. All periods presented have been recast to conform to this presentation.

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On January 1, 2006, we adopted FASB Statement No. 123 (Revised 2004), Share-Based Payment. As a result of our adoption of this statement, our results of operations for 2008, 2007, and 2006 included approximately $5.0 million, $7.7 million and $12.1 million of compensation expense related to stock options. These costs are included in General and administrative expenses in our consolidated statements of operations for the years ended December 31, 2008, 2007, and 2006.

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In March 2008, we sold our corporate campus to Daniel Corporation. In accordance with FASB Statement No. 144, we accelerated the depreciation of our corporate campus so that the net book value of the corporate campus equaled the net proceeds we received from the sale. The year-over-year impact of this acceleration of depreciation approximated $10.0 million.

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Included in our Net income (loss) for 2008, 2007, 2006, 2005, and 2004 are long-lived assets impairment charges of $0.6 million, $15.1 million, $9.7 million, $30.8 million, and $30.2 million, respectively.

The impairment charge recorded in 2008 represented our write-down of certain long-lived assets associated with one of our hospitals to their estimated fair value based on an offer we received from a third party to acquire the assets. Prior to 2008, the majority of these charges in each year related to the Digital Hospital (as defined in Note 5, Property and Equipment, to our accompanying consolidated financial statements) and represented the excess of costs incurred during the construction of the Digital Hospital over the estimated fair market value of the property, including the RiverPoint facility, a 60,000 square foot office building, which shared the construction site. The impairment of the Digital Hospital in each year was determined using either its estimated fair value based on the estimated net proceeds we expected to receive in a sale transaction or using a weighted-average fair value approach that considered an alternative use appraisal and other potential scenarios. The remainder of the impairment charges in each period, excluding 2008, related to long-lived assets at various hospitals that were examined for impairment due to hospitals experiencing negative cash flow from operations. We determined the fair value of the impaired long-lived assets at a hospital primarily based on the assets’ estimated fair value using valuation techniques that included discounted future cash flows and third-party appraisals.

These impairment charges are shown separately as a component of operating expenses within the consolidated statements of operations, excluding $11.8 million, $38.2 million, $10.0 million, $21.2 million, and $26.4 million of impairment charges in 2008, 2007, 2006, 2005, and 2004, respectively, related to our former surgery centers, outpatient, and diagnostic divisions and certain closed hospitals and facilities which are included in discontinued operations.

For additional information, see Note 5, Property and Equipment, and Note 16, Assets Held for Sale and Results of Discontinued Operations, to our accompanying consolidated financial statements.

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During 2006, an Alabama Circuit Court issued a summary judgment against Richard M. Scrushy, our former chairman and chief executive officer, on a claim for restitution of incentive bonuses Mr. Scrushy received for years 1996 through 2002. Including pre-judgment interest, the court’s total award was approximately $48 million. Based on this judgment, we recorded $47.8 million during 2006 as Recovery of amounts due from Richard M. Scrushy, excluding approximately $5.0 million of post-judgment interest recorded as interest income. For additional information, see Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations, and Note 21, Contingencies and Other Commitments, to our accompanying consolidated financial statements.

On December 8, 2006, we entered into an agreement with the derivative plaintiffs’ attorneys to resolve the amounts owed to them as a result of the award given to us under the claim for restitution of incentive bonuses Mr. Scrushy received in previous years and the Securities Litigation Settlement (as defined and discussed in Note 20, Settlements, to our accompanying consolidated financial statements). Under this agreement, we agreed to pay the derivative plaintiffs’ attorneys $32.5 million on an aggregate basis for both claims. We paid approximately $11.5 million of this amount in 2006, with the remainder paid in 2007, using amounts received from Mr. Scrushy in the above referenced award.

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In 2001 and 2002, we reserved approximately $38.0 million related to amounts due from Meadowbrook Healthcare, Inc. (“Meadowbrook”), an entity formed by one of our former chief financial officers related to net working capital advances made to Meadowbrook in 2001 and 2002. In August 2005, we received a payment of $37.9 million from Meadowbrook. This cash payment is included as Recovery of amounts due from Meadowbrook in our 2005 consolidated statement of operations. For more information regarding Meadowbrook, see Note 21, Contingencies and Other Commitments, to our accompanying consolidated financial statements.

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In October 2008, we entered into an agreement, approved by the court in January 2009, with UBS Securities, LLC (“UBS Securities”) to settle litigation filed by the derivative plaintiffs on the Company’s behalf. Under the settlement, $100.0 million in cash previously paid into escrow by UBS Securities and its insurance carriers will be released to us, and we will receive a release of all claims by UBS Securities, including the release and satisfaction of an approximate $31 million judgment in favor of an affiliate of UBS Securities related to a loan guarantee.

Out of the $100.0 million cash settlement proceeds received from UBS Securities and its insurance carriers, we are obligated to pay $26.2 million in fees and expenses to the derivative plaintiffs’ attorneys and 25% of the net proceeds, after deducting all of our costs and expenses in connection with the derivative litigation, to the plaintiffs in the consolidated securities litigation.

As a result of this settlement, we recorded a $121.3 million gain in our consolidated statement of operations for the year ended December 31, 2008. This gain is comprised of the $100.0 million cash portion of the settlement plus the principal portion of the above referenced loan guarantee.

For additional information, see Note 20, Settlements, to our accompanying consolidated financial statements.

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As discussed in more detail in Note 20, Settlements, to our accompanying consolidated financial statements, we were involved in a legal dispute regarding the lease of Braintree Rehabilitation Hospital in Braintree, Massachusetts and New England Rehabilitation Hospital in Woburn, Massachusetts. In 2005, a judgment was entered against us that upheld the landlord’s termination of our lease of these two hospitals and placed us as the manager, rather than the owner, of these two hospitals. Accordingly, our 2006 and 2005 results of operations include only the $4.0 million and $5.4 million management fee we earned for operating these hospitals during the nine months ended September 30, 2006 and the year ended December 31, 2005, respectively. In 2004, the results of operations of these two hospitals were included in our consolidated statements of operations on a gross basis. Our consolidated Net operating revenues and consolidated operating earnings were negatively impacted by approximately $106.3 million and $3.6 million, respectively, (excluding the lease termination gain described below) in 2005 as a result of the change in ownership of these two hospitals. In September 2006, we completed the transition of these two hospitals to the landlord.

Also, as a result of the lease termination associated with the Braintree and Woburn hospitals, we recorded a $30.5 million net gain on lease termination during 2005. This net gain is included in Occupancy costs in our 2005 consolidated statement of operations.

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Government, class action, and related settlements expense included amounts related to litigation, settlements, and ongoing settlement negotiations with various entities and individuals. In 2008, 2007, and 2006, these amounts are net of an $85.2 million, $24.0 million, and $31.2 million, respectively, reduction to the $215.0 million charge we recorded in 2005 as a result of the final court approval of our settlement in the federal securities class actions and the derivative litigation. These reductions are attributable to the value of our common stock and the associated common stock warrants underlying the settlement as of December 31 of each year. The remainder of the amounts recorded in 2008, 2007, and 2006 related to other settlements, ongoing discussions, and litigation, as discussed in more detail in Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations, and Note 20, Settlements, and Note 21, Contingencies and Other Commitments, to our accompanying consolidated financial statements.

In 2005, our Net loss included a $215.0 million charge, to be paid in the form of common stock and common stock warrants, as Government, class action, and related settlements expense under the then-proposed settlement with the lead plaintiffs in the federal securities class actions and the derivative litigation, as well as with our insurance carriers, to settle claims filed against us, certain of our former directors and officers, and certain other parties. This settlement was finalized in January 2007, and, as noted above, adjustments were recorded to this liability in 2008, 2007, and 2006. For additional information, see Note 20, Settlements, to our accompanying consolidated financial statements.

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Significant changes have occurred at HealthSouth since the financial fraud perpetrated by certain members of our prior management team was uncovered. The steps taken to stabilize our business and operations, provide vital management assistance, and coordinate our legal strategy came at significant financial cost. Our Net income (loss) in each year included professional fees associated with professional services to support the preparation of our periodic reports filed with the SEC (excluding 2008), tax preparation and consulting fees for various tax projects, and legal fees for litigation defense and support matters. For years prior to 2006, these fees included costs associated with the reconstruction and restatement of our previously filed consolidated financial statements for the years ended December 31, 2001 and 2000. These fees are included in our consolidated statements of operations as Professional fees—accounting, tax, and legal and approximated $44.4 million, $51.6 million, $161.4 million, $169.1 million, and $206.2 million in 2008, 2007, 2006, 2005, and 2004, respectively. See Note 1, Summary of Significant Accounting Policies, to our accompanying consolidated financial statements for additional information.

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During 2008, we used the net proceeds from the sale of our corporate campus, the net proceeds from our equity offering, and our federal income tax refund for tax years 2000 through 2003 to reduce our total debt outstanding. As a result of these debt reductions, we allocated a portion of the debt discounts and fees associated with our debt to the debt that was extinguished and expensed debt discounts and fees totaling approximately $3.6 million to Loss on early extinguishment of debt during the year ended December 31, 2008. Our Loss on early extinguishment of debt during 2008 also included $2.3 million of net premiums associated with the redemption of certain bonds. For additional information, see Note 5, Property and Equipment, Note 8, Long-term Debt, Note 10, Shareholders’ Deficit, and Note 17, Income Taxes, to our accompanying consolidated financial statements.

During 2007, we used the net proceeds from the divestitures of our surgery centers, outpatient, and diagnostic divisions, as well as the majority of our federal income tax refund for tax years 1996 through 1999 to pay down obligations outstanding under our Credit Agreement. Also during 2007, we used a combination of cash on hand and borrowings under our revolving credit facility to redeem approximately $59.1 million of our 10.75% Senior Notes due 2016. As a result of these debt reductions, we allocated a portion of the debt discounts and fees associated with these agreements to the debt that was extinguished and wrote off debt discounts and fees totaling approximately $25.9 million to Loss on early extinguishment of debt during 2007. The remainder of the amount recorded to Loss on early extinguishment of debt during 2007 related to the premiums associated with the redemption of the 10.75% Senior Notes due 2016 discussed above. For additional information, see Note 8, Long-term Debt, Note 16, Assets Held for Sale and Results of Discontinued Operations, and Note 17, Income Taxes, to our accompanying consolidated financial statements.

During 2006, we recorded an approximate $365.6 million net loss on early extinguishment of debt due to the completion of a private offering of senior notes in June 2006 and a series of recapitalization transactions during the first quarter of 2006. For more information regarding these transactions, see Note 8, Long-term Debt, to our accompanying consolidated financial statements.

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As discussed in more detail in Note 8, Long-term Debt, to our accompanying consolidated financial statements, we entered into an interest rate swap in March 2006 to effectively convert a portion of our variable rate debt to a fixed interest rate. During 2008, 2007, and 2006, we recorded a net loss of approximately $55.7 million, $30.4, million and $10.5 million, respectively, related to the fair value adjustments, quarterly settlements, and accrued interest recorded for the swap.

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Our Provision for income tax benefit in 2008 primarily resulted from our settlement with the Internal Revenue Service (the “IRS”) for an additional tax claim related to the tax years 1995 through 1999, state income tax refunds received, or expected to be received, and changes in the amount of unrecognized tax benefits, as discussed in Note 17, Income Taxes, to our accompanying consolidated financial statements.

Our Provision for income tax benefit in 2007 primarily resulted from our settlement of federal income taxes, including interest, for the years 1996 through 1999 in excess of the estimated amounts previously accrued. This benefit resulted from our settlement of all federal income tax issues outstanding with the IRS for the tax years 1996 through 1999 and the Joint Committee on Taxation’s approval of the associated income tax refunds due to the Company. In October 2007, we received a total cash refund of approximately $440 million. See Note 17, Income Taxes, to our accompanying consolidated financial statements.

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Our Income from discontinued operations in 2007 included a $513.7 million post-tax gain on the divestitures of our surgery centers, outpatient, and diagnostic divisions. For additional information, see Note 16, Assets Held for Sale and Results of Discontinued Operations, to our accompanying consolidated financial statements.

	For the Year Ended December 31,
	2008	2007	2006	2005	2004
	(As Adjusted)
	(In Millions, Except Per Share Data)
Income Statement Data:
Net operating revenues	$1,839.3	$1,734.3	$1,692.5	$1,731.2	$1,918.1

Salaries and benefits	934.6	863.4	818.4	806.9	904.5
Other operating expenses	266.7	242.7	221.9	254.7	229.8
General and administrative expenses	105.5	127.9	141.3	164.3	82.4
Supplies	108.9	100.3	100.4	102.2	117.8
Depreciation and amortization	83.2	75.7	84.2	86.9	97.0
Impairment of long-lived assets	0.6	15.1	9.7	30.8	30.2
Recovery of amounts due from Richard M. Scrushy	-	-	(47.8)	-	-
Recovery of amounts due from Meadowbrook	-	-	-	(37.9)	-
Gain on UBS settlement	(121.3)	-	-	-	-
Occupancy costs	48.8	51.4	53.3	10.6	65.4
Provision for doubtful accounts	27.4	33.4	45.3	31.6	38.9
Loss on disposal of assets	2.0	5.9	6.4	11.6	3.4
Government, class action, and related settlements expense	(67.2)	(2.8)	(4.8)	215.0	-
Professional fees—accounting, tax, and legal	44.4	51.6	161.4	169.1	206.2
Loss on early extinguishment of debt	5.9	28.2	365.6	-	-
Interest expense and amortization of debt discounts and fees	159.5	229.4	234.0	234.2	202.5
Other income	-	(15.5)	(9.4)	(16.6)	(11.9)
Loss on interest rate swap	55.7	30.4	10.5	-	-
Equity in net income of nonconsolidated affiliates	(10.6)	(10.3)	(8.7)	(12.3)	(12.1)
Income (loss) from continuing operations before income tax
(benefit) expense	195.2	(92.5)	(489.2)	(319.9)	(36.0)
Provision for income tax (benefit) expense	(70.1)	(322.4)	22.4	19.6	(4.5)
Income (loss) from continuing operations	265.3	229.9	(511.6)	(339.5)	(31.5)
Income (loss) from discontinued operations, net of income tax benefit
(expense)	16.5	488.8	(19.7)	(8.0)	(46.0)
Net income (loss)	281.8	718.7	(531.3)	(347.5)	(77.5)
Less: Net income attributable to noncontrolling interests	(29.4)	(65.3)	(93.7)	(98.5)	(97.0)
Net income (loss) attributable to HealthSouth	252.4	653.4	(625.0)	(446.0)	(174.5)
Less: Convertible perpetual preferred stock dividends	(26.0)	(26.0)	(22.2)	-	-
Net income (loss) attributable to HealthSouth common shareholders	$226.4	$627.4	$(647.2)	$(446.0)	$(174.5)
Weighted average common shares outstanding:
Basic	83.0	78.7	79.5	79.3	79.3
Diluted	96.4	92.0	90.3	79.6	79.5
Earnings (loss) per common share:
Basic:
Income (loss) from continuing operations attributable to
HealthSouth common shareholders	$2.52	$2.19	$(7.05)	$(4.81)	$(0.79)
Income (loss) from discontinued operations, net of tax,
attributable to HealthSouth common shareholders	0.21	5.78	(1.09)	(0.81)	(1.41)
Net income (loss) attributable to HealthSouth common shareholders	$2.73	$7.97	$(8.14)	$(5.62)	$(2.20)
Diluted:
Income (loss) from continuing operations attributable to
HealthSouth common shareholders	$2.44	$2.16	$(7.05)	$(4.81)	$(0.79)
Income (loss) from discontinued operations, net of tax,
attributable to HealthSouth common shareholders	0.18	4.94	(1.09)	(0.81)	(1.41)
Net income (loss) attributable to HealthSouth common shareholders	$2.62	$7.10	$(8.14)	$(5.62)	$(2.20)

Amounts attributable to HealthSouth:
Income (loss) from continuing operations	$235.5	$198.5	$(537.9)	$(381.2)	$(62.8)
Income (loss) from discontinued operations, net of tax	16.9	454.9	(87.1)	(64.8)	(111.7)
Net income (loss) attributable to HealthSouth	$252.4	$653.4	$(625.0)	$(446.0)	$(174.5)

	As of December 31,
	2008	2007	2006	2005	2004
	(As Adjusted)
	(In Millions)
Balance Sheet Data:
Cash, cash equivalents, and marketable securities	$32.4	$19.8	$27.2	$190.2	$425.0

Restricted cash	154.0	63.6	60.3	179.4	190.2

Restricted marketable securities	20.3	28.9	71.1	-	-

Working capital deficit	(63.5)	(333.1)	(381.3)	(235.5)	(3.8)

Total assets	1,998.2	2,050.6	3,360.8	3,595.3	4,084.8

Long-term debt, including current portion	1,813.2	2,039.4	3,371.7	3,353.9	3,420.4

Convertible perpetual preferred stock	387.4	387.4	387.4	-	-

HealthSouth shareholders' deficit	(1,169.4)	(1,554.5)	(2,184.6)	(1,540.7)	(1,109.4)

Shareholders’ deficit	(1,087.2)	(1,457.3)	(1,913.5)	(1,267.0)	(865.4)